                                                                   EXHIBIT 3.1.2

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 12:04 PM 08/05/2004
                                                      FILED 12:04 PM 08/05/2004
                                                   SRV 040573670 - 2908908 FILE
                            CERTIFICATE OF AMENDMENT
                                       TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              PEOPLESUPPORT, INC.

    PeopleSupport, Inc., a corporation duly organized and existing under the General Corporation Law of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    That the amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, set forth in the following resolution was approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware:

     RESOLVED, that Article FOURTH, Sections A, B., C.1 and C.2(a) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

          "FOURTH:

          A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock this Corporation is authorized to issue is twenty eight million two hundred two thousand three hundred fifty four (28,202,354). The total number of shares of Preferred Stock this Corporation shall have authority to issue is eleven million two hundred twenty seven thousand ninety (11,227,090). The total number of shares of Common Stock this Corporation shall have authority to issue is sixteen million nine hundred seventy five thousand two hundred sixty four (16,975,264) shares of common stock. The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

          B. Seven hundred twelve thousand one hundred seventy six (712,176) shares of the Preferred Stock shall be designated "SERIES A PREFERRED STOCK," three million eight hundred forty seven thousand nine hundred ninety three (3,847,993) shares shall be designated "SERIES B PREFERRED STOCK," three million two hundred eighty eight thousand six hundred eleven (3,288,611) shares shall be designated "SERIES C PREFERRED STOCK," and three million three hundred seventy eight thousand three hundred ten (3,378,310) shares shall be designated "SERIES D PREFERRED STOCK."

          At the time this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this "Certificate of Amendment") shall become effective, every 2.74 shares of Common Stock and of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding at such time shall be, and hereby are, changed and reclassified into one (1) fully paid and non-assessable share of Common Stock and of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as the case may be (the "Stock Split"). The per share Issue Prices (as hereinafter defined), dividend and liquidation amounts of the Common Stock and of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as stated herein reflect the Stock Split and no further adjustments shall be made to such figures to reflect the Stock Split. Any provisions hereinafter in this Certificate of Amendment that require adjustments for stock dividends, combinations, splits, recapitalizations or other events refer to such events that may occur after the Stock Split. Each outstanding stock certificate of the corporation which, immediately prior to the time this Certificate of Amendment shall become effective, representing one or more shares of Common Stock and of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as the case may be, shall thereafter be deemed to represent the appropriate number of shares of Common Stock and of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as the case may be, taking into account the Stock Split, unless and until such old stock certificate is exchanged for a new stock certificate reflecting the appropriate number of shares resulting from the Stock Split. In lieu of issuing fractional shares, any fractional shares resulting from the Stock Split shall be eliminated by the Corporation's paying the holder of such fractional share cash in an amount equal to such fraction multiplied by (a) in the case of a fractional share of Common Stock, the fair market value of a share of Common Stock, determined by the Board of Directors of the Corporation, and
(b) in the case of a fractional share of Preferred Stock, the per share liquidation preference set forth in Paragraph 2(a) of this Article Fourth for the particular series of Preferred Stock. From and after the effective time of the Stock Split any fractional shares resulting from the Stock Split will be automatically deemed cancelled and will represent only the right to receive such cash payment.

     Subject to the limitations contained in the Amended and Restated Certificate of Incorporation, the remaining shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of Delaware. Subject to the
     limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


     C. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock are as follows:

     1.   Dividends.

     (a) The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, in preference to holders of Junior Stock, shall each be entitled to receive dividends at the rate of $0.15, $0.27, $0.53, and $1.56, respectively, per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. As used in this paragraph with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, the term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized, designated or determined excepting any class or series of stock which by its terms is on a parity with or has a preference or priority over the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in the payment of dividends.


     (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Junior Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.15, $0.27, $0.53 and $1.56 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year. No dividends shall be paid on any share of Junior Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C.1) is paid with respect to all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in an amount for each such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock, Series B

     Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock could then be converted.

          (c) In the event of a conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock pursuant to Section 3 hereof, any accrued and unpaid dividends, if any, shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

          2.   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.83 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) $2.74 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) $5.34 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv) $15.65 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (v) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. As provided herein, assets and funds of the Corporation legally available for distribution shall not include amounts payable under bonus or incentive plans approved by the Board of Directors in connection with services rendered to the Corporation."

     RESOLVED, that Article FOURTH, Section C.3(b)(iii) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

          "(iii) The Corporation shall have the right to convert each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, into shares of Common Stock at the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, as the case may be, then in effect immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation, if such firm commitment, underwritten public offering is consummated at a price per share of at least $9.59 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses) of at least $40,000,000 (a "Qualified Public Offering")."

     RESOLVED, that Article FOURTH, Section C.3(d)(i)(7)(E) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

     "(E) To lessors or lenders to and strategic partners of the Corporation under agreements approved by the Board of Directors, which issuances are primarily other than for equity financing purposes and which in any event do not exceed 364,964 shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) in the aggregate,"

     IN WITNESS WHEREOF, PeopleSupport, Inc. has caused this certificate to be signed by its duly authorized Chief Executive Officer this 5th day of August, 2004.

                                           PEOPLESUPPORT, INC.


                                           By: /s/ Lance Rosenzweig
                                           -------------------------------------
                                                   Lance Rosenzweig
                                                Chief Executive Officer